Exhibit 99.1

                              2000 AMENDMENT TO THE
                            1999 EMPLOYEE STOCK PLAN
                              OF SYMMETRICOM, INC.


         THIS AMENDMENT amends the 1999 Employee Stock Plan (the "Plan") of Symmetricom, Inc. (the "Company"). Unless specifically otherwise defined, each term used herein shall have the meaning assigned to such term in the Plan.

                                   WITNESSETH:

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Plan to increase the number of shares authorized for issuance thereunder:

         NOW THEREFORE, the Plan is hereby amended as follows:

         1. STOCK SUBJECT TO THE PLAN.

               1.1 Section 3 of the Plan shall be amended by deleting the first sentence and replacing it with the following:

               "Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 2,900,000 Shares."

         2. DATE OF AMENDMENT. To record the adoption of this Amendment to the Plan by the Board of Directors as of August 4, 2000 and the approval by the stockholders of this Amendment on October 23, 2000, the Company has caused its authorized officer to execute the same.

                                      SYMMETRICOM, INC.

                                      By       /S/ THOMAS W. STEIPP
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                                                 Thomas W. Steipp

                                      As its CHIEF EXECUTIVE OFFICER
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